EXHIBIT 2

                     [PROLER INTERNATIONAL CORP LETTERHEAD]

                                         June 11, 1996

Schnitzer Steel Industries, Inc.
3200 Northwest Yeon Avenue
Portland, Oregon  97210

Attention:            Mr. Robert W. Philip

Dear Gentlemen:

        You have advised us of your interest in exploring a possible negotiated transaction involving you and Proler International Corp. (the "Company"). In connection with your analysis of a possible negotiated transaction with the Company, you have requested and/or may request certain oral and written non-public information concerning the Company, its subsidiaries and joint operations which may be supplied to you by officers, directors, employees and/or agents or representatives of the Company (collectively, the "Information"). As a condition to being furnished with the Information, you agree (and agree to cause your directors, officers and employees) to treat the Information in accordance with the following:

        1. The Information will be used solely for the purposes of evaluating a possible transaction between the Company and you and not used in any way directly or indirectly detrimental to the Company, its subsidiaries or joint operations. Unless and until you have completed a transaction with the Company pursuant to a definitive agreement (the "Transaction Agreement"), such Information will be kept confidential by you and your advisors; provided, however, that you may disclose the Information or portions thereof to those of your directors, officers and employees and representatives of your advisors (collectively, "Representatives") who need to know such Information for the purpose of evaluating your possible transaction with the Company (it being understood that you will inform those Representatives of the confidential nature of the Information and direct them not to disclose the Information to any other person.) You agree to be responsible for any breach of this Agreement by your Representatives.

        If you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Information supplied to you in the course of your dealings with the Company or its representatives, you will (i) provide the Company with prompt notice of such request(s) and the documents requested so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement, and (ii) consult with the Company as to the advisability of the Company taking legally available steps to resist or narrow such request. If in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless, in the written opinion of your legal counsel, compelled to disclose Information concerning the Company, you may disclose such Information without liability hereunder; provided, however, that you shall give the Company written notice of such Information as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Information required to be disclosed or produced.

        2. The term "Information" does not include any information which (i) is or hereafter becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by you or your Representatives), (ii) is or becomes available to you on a nonconfidential basis from a source other than the Company or its advisors, provided that such source is not at the time of such disclosure bound by a confidentiality agreement with or other obligation of secrecy to the Company of which you have knowledge or
(iii) has already been or is hereafter independently acquired or developed by you without violating any confidentiality agreement with or other obligation of secrecy to the Company.

        3. If you do not proceed with a transaction with the Company or if the Company so requests, you will return promptly to the Company all copies, extracts or other reproductions in whole or in part of the Information in your possession or in the possession of your Representatives, and you will destroy all copies of such memoranda, notes, analyses, compilations, studies or other documents prepared by you or for your use based on, containing or reflecting any Information. Such destruction shall, if requested, be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, you may retain a list of all Information provided to you by the Company, provided that a copy of such list is delivered to the Company together with any Information returned to the Company pursuant to this Agreement.

        4. Without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible transaction between the Company and you, or that you have requested or received Information from the Company, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used throughout this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or individual.

        5. You understand and acknowledge that the Company is not making any representation or warranty express or implied, as to the accuracy or completeness of the Information, and neither the Company nor any of its directors, officers, employees, stockholders, owners, affiliates, Representatives or agents will have any liability to you or any other person resulting from your use of the Information. Only those representations or warranties that are made to you in the definitive Transaction Agreement when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Transaction Agreement, will have any legal effect.

        6. You agree that until the expiration of two years from the date of this Agreement, you shall not without the prior written approval of the Company
(i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property of the company or any of its subsidiaries, whether such agreement or proposal is with the Company or any of its subsidiaries or with a third party, (ii) propose to enter into, directly or indirectly, any merger or other business combination involving the Company or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the Company or any of its subsidiaries, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; or (vii) advise, encourage, provide assistance (including financial assistance) to or hold discussions with any other person in connection with any of the foregoing. You also agree during such period not to
(i) request the Company (or its directors, officers, employees or agents), directly or indirectly to, amend or waive any provision of this paragraph (including this sentence), or (ii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

        7. You hereby acknowledge that you are aware, and that you have advised or will advise your directors, officers, employees, agents, advisors and any other Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws may prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        8. You also understand and agree that unless and until a definitive Transaction Agreement has been executed and delivered, no contract or agreement providing for a transaction with the Company shall be deemed to exist between you and the Company, and neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive Transaction Agreement" does not include any executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid made by you.

        9. You agree that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available to the Company at law or in equity. You also further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceedings brought against you in any court.

        10. You agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Information and to terminate discussions and negotiations with you at any time. The exercise by the Company of these rights shall not affect the enforceability of any provision of this Agreement.

        11. All notices and communications referred or permitted to be made by you to the Company pursuant to this Agreement will be made to the Company,
Attention: Mr. Steven F. Gilliland, President, 4265 San Felipe, Suite 900, Houston, Texas 77027.

        12. This Agreement is for the benefit of the Company and will be governed and construed in accordance with the laws of the State of Texas.

        If you agree with the foregoing,please sign this letter and return one executed copy, which will constitute our agreement with respect to the subject matter of this letter.

                                            Very truly yours,

                                            PROLER INTERNATIONAL CORP.

                                            By:   Steven F. Gilliland,
                                                  Steven F. Gilliland, President

Confirmed and Agreed as of the date written above:

By:  /s/ Robert W. Philip
Printed Name:Robert W. Philip
Title:President